                      March 9, 2001

CenterSpan Communications Corporation
7175 NW Evergreen Parkway, #400
Hillsboro, Oregon 97124

    Subject: Registration Statement on Form S-3 related to
CenterSpan Communications Corporation Common Stock

Ladies and Gentlemen:

    We have acted as special counsel to CenterSpan Communications Corporation, an Oregon corporation ("CSCC" or the "Company"), in connection with the issuance of this opinion to be used in the preparation and filing by Jones, Day, Reavis & Pogue, special bankruptcy counsel to the Company, of a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement") relating to the registration of 333,333 shares of CSCC's Common Stock, no par value (the "Shares"), issued to the bankruptcy estate of Scour, Inc., a Delaware corporation ("Scour"), on December 19, 2000. We understand general counsel to the Company is Perkins Coie LLP.

    In rendering this opinion, we have examined the following documents as provided to us by the Company: (i) the Asset Purchase Agreement between Scour and the Company dated as of December 18, 2000 (the "Purchase Agreement"); (ii) Articles of Incorporation of the Company and amendments thereto (collectively, the "Articles"); (iii) Amended and Restated Bylaws of the Company dated January 21, 1997 (the "Bylaws"); (iv) certain Minutes of Meetings of the Board of Directors, including Minutes of a Meeting of the Board of Directors dated December 8, 2000 (collectively, the "Board Minutes"); (v) Minutes of the Annual Meeting of Shareholders of the Company, dated December 15, 1999 and May 16, 2000 (collectively, the "Shareholder Minutes"), as supplemented by the Definitive Proxy Statement of CenterSpan Communications Corp. dated December 15, 1999; and (vi) Stock Certificate No. CS 1055 dated December 19, 2000 (CUSIP 152012 10 0). We also have reviewed such matters of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below.

    In rendering the opinion below, we have assumed, with your permission, the following: (i) the authenticity and conformity to the original documents of all documents submitted to us as certified, conformed, facsimile or photographic copies; the genuineness of all signatures on all documents and the accuracy and completeness of all corporate records provided to us by the Company; and the authority of all signators thereto; (ii) the correctness and completeness of all certificates of all public officials; (iii) the due adoption, proper filing, effectiveness, and validity of the Articles, Bylaws, Board Minutes and Shareholder Minutes; (iv) the receipt by the Company of the consideration for which the Company's Board of Directors, acting through a committee, authorized the issuance of the Shares; (v) the arms length nature of the transaction between the Company and Scour and the absence of any conflict of interest transaction, within the meaning of ORS 60.361, therein; and (vi) the validity and enforceability of the Purchase Agreement; the issuance, validity, finality, and effectiveness of the Order, as such term is defined in the Purchase Agreement; the conformity of the Order to the express terms of the Purchase Agreement; and the receipt by the Company of the Purchased Assets, as such term is defined in the Purchase Agreement pursuant to the terms of the Purchase Agreement. In rendering this opinion we also, with your permission, have relied as to certain factual matters on certificates of officers of the Company, and we have not independently checked or verified the accuracy of the statements contained in those certificates.

CenterSpan Communications Corporation March 9, 2001

    Based upon and subject to the foregoing, we are of the opinion that under the laws of the State of Oregon as in effect on this date, the Shares are duly authorized, validly issued, and are fully paid and non-assessable.

    We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinions" in the prospectus contained within the Registration Statement.

                      Very truly yours,

                      /s/
                      MILLER NASH, LLP